Exhibit 10.1

BUCKEYE PARTNERS, L.P.

2009 LONG-TERM INCENTIVE PLAN

Effective January 1, 2009

i

BUCKEYE PARTNERS, L.P.

2009 LONG-TERM INCENTIVE PLAN

1.     Purpose and Design

The purpose of this Plan is to assist Buckeye Partners, L.P., Buckeye GP LLC, the Partnership’s general partner, and Affiliates in attracting and retaining employees of outstanding competence and to enable selected officers and key employees of the Partnership, the Company and Affiliates to acquire or increase ownership interests in the Partnership on a basis that will encourage them to perform at increasing levels of effectiveness and to use their best efforts to promote the growth and profitability of the Partnership.  The Plan is designed to align directly long-term executive compensation with tangible, direct and identifiable benefits realized by Buckeye Partners, L.P. Unit holders.

2.     Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

2.1           “Account” means a bookkeeping account established on the records of the Company to record a Participant’s interests under the Plan.

2.2           “Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Exchange Act.  Notwithstanding the foregoing, Buckeye Pipe Line Services Company shall be considered an Affiliate of the Company and any reference to an Affiliate in this Plan shall include an Affiliate of the Company or the Partnership, as applicable.

2.3           “Board” means the Company’s Board of Directors as constituted from time to time.

2.4           “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Participant (i) has materially breached his or her employment, severance or service contract with the Company, Partnership or Affiliate, (ii) has engaged in disloyalty to the Company, Partnership or Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company, Partnership or Affiliate to persons not entitled to receive such information, or (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company, Partnership or Affiliate.

2.5           “Change of Control” shall mean the occurrence of one or more of the following transactions:

(a)           the sale or disposal by the Partnership of all or substantially all of its assets; or

(b)           the merger or consolidation of the Partnership with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the Unit holders immediately prior to such transaction retain at least a fifty percent (50%) equity interest in the surviving entity; or

(c)           the occurrence of one or more of the following events:

(i)            the Company ceases to be the sole general partner of the Partnership;

(ii)           Buckeye GP Holdings L.P. ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of the Company;

(iii)          MainLine Management LLC ceases to be the sole general partner of Buckeye GP Holdings L.P.; or

(iv)          BGH GP Holdings, LLC ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of MainLine Management LLC;

provided, however, that none of the events described in this clause (c) shall constitute a Change of Control if, following such event, either ArcLight Capital Partners, LLC and its affiliates (“ArcLight”) or Kelso & Company and its affiliates (“Kelso”) possess, or both ArcLight and Kelso collectively possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise; or

(d)           the failure of ArcLight and Kelso collectively to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise.

2.6           “Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending eighteen (18) calendar months following a Change of Control.

2.7           “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

2.8           “Committee” means the Compensation Committee of the Board or its successor.

2.9           “Company” means Buckeye GP LLC, a Delaware limited liability company, and any successor thereto.

2.10         “Comparison Group” means the group selected by the Committee and consisting of the Partnership and such other entities deemed by the Committee (in its sole discretion) to be reasonably comparable to the Partnership.

2.11         “Date of Grant” means the effective date on which a Grant is made to a Participant as set forth in the applicable Grant Letter.

2.12         “Disability” or “Disabled” means a Participant becoming disabled within the meaning of section 22(e)(3) of the Code, a long-term disability as determined under the long-term disability plan of the Company, the Partnership or an Affiliate, which is applicable to the Participant, or as otherwise determined by the Committee.  Notwithstanding the foregoing, no payment shall be made to a Participant on account of Disability unless a Participant becomes disabled within the meaning of such term under section 409A(a)(2)(C) of the Code.

2.13         “Distribution Equivalent Rights” means an amount determined by multiplying the number of Units granted to a Participant, subject to any adjustment under Section 12, by the per-Unit cash distribution, or the per-Unit fair market value (as determined by the Committee) of any distribution in consideration other than cash, paid by the Partnership on its Units.

2.14         “Employee” means a regular full-time salaried employee of the Company or an Affiliate who performs services directly or indirectly for the benefit of the Partnership.

2.15         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16         “Fair Market Value” of a Unit means the average, rounded to one cent ($0.01), of the highest and lowest sales prices thereof on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the Composite Tape for transactions on the New York Stock Exchange. In the event that there are no Unit transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Unit transactions on that exchange.  If a Unit is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method.

2.17         “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events during the Change in Control Period:

(a)           a substantial adverse change in the Participant’s duties or responsibilities from those in effect on the date immediately preceding the first day of the Change of Control Period;

(b)           a material reduction in Participant’s annual rate of base salary or annual bonus opportunity as in effect immediately prior to commencement of a Change of Control Period; or

(c)           requiring Participant to be based at a location more than 100 miles from the Participant’s primary work location as it existed on the date immediately preceding the first day of the Change of Control Period, except for required travel substantially consistent with the Participant’s present business obligations.

                Notwithstanding the foregoing, Participant shall not have Good Reason for termination unless (A) Participant gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs, (B) the Company does not cure the action or failure to act that constitutes the grounds for Good Reason, as set forth in Participant’s notice of termination, within 30 days after the date on which Participant gives written notice of termination and (C) Participant actually resigns within 60 days following the expiration of the Company’s 30-day cure period.

2.18         “Grant” means a grant of one or more Performance Units or Phantom Units pursuant to the Plan and any tandem Distribution Equivalent Rights awarded with respect to such Grant.

2.19         “Grant Letter” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

2.20         “Participant” means an Employee or an independent director (as set forth in Section 6 below) designated by the Committee to participate in the Plan.

2.21         “Partnership” means Buckeye Partners, L.P., a Delaware limited partnership or any successor thereto.

2.22         “Performance Goal” means the goal or goals and other objectives established by the Committee for a Performance Period, for the purpose of determining when a Grant subject to such objectives is earned.  All Performance Goals must meet the requirements of Section 9.

2.23         “Performance Period” means the period of one or more calendar years during which performance will be measured for Performance Units or tandem Distribution Equivalent Rights, as specified by the Committee.  Performance Periods must meet the requirements of Section 9.

2.24         “Performance Unit” means a notional Unit that is subject to the attainment of one or more Performance Goals established by the Committee and described in Section 9 and which upon vesting entitles a Participant to receive a Unit (or a fraction or a multiple thereof as determined based on the Performance Goal) or, if provided by the Committee in the Grant Letter, an amount in cash equal to the Fair Market Value of a Unit (or a fraction or a multiple thereof as determined based on the Performance Goal).

2.25         “Phantom Unit” means a notional Unit granted under the Plan that is subject to service-based restrictions or other conditions established by the Committee in its discretion and which upon vesting entitles a Participant to receive a Unit or, if provided by the Committee in the Grant Letter, an amount in cash equal to the Fair Market Value of a Unit.

2.26         “Plan” means the Buckeye Partners, L.P. 2009 Long-Term Incentive Plan as stated herein, including any amendments or modifications thereto.

2.27         “Restriction Period” means the period of one or more calendar years during which Phantom Units or tandem Distribution Equivalent Rights, if applicable, shall be subject to restrictions or conditions, including any other period specified in the Grant Letter.

2.28         “Retirement” means separation from employment other than for Cause (i) at or after age 65, or (ii) before age 65 provided the Participant has at the time of such termination satisfied the age and vesting requirements for normal or early retirement pursuant to the terms of any “defined benefit plan” (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provision) maintained by the Partnership, the Company or any Affiliate in which the Participant participates, or (iii) if the Participant does not participate at the time of such termination in such a “defined benefit plan,” at or after age 55 and before age 65 provided the Participant has been employed by the Partnership, the Company or any Affiliate for at least five full years.

2.29         “Unit” means a unit representing a limited partnership interest in the Partnership.

3.     Grants and Maximum Number of Units Available for Grants

(a)           Grants under the Plan may consist of Phantom Units, Performance Units and/or tandem Distribution Equivalent Rights.  All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Letter.  All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.  Grants under a particular Section of the Plan need not be uniform as among the Participants.

(b)           The number of Units that may be granted under this Plan may not exceed 1,500,000 in the aggregate, subject, however, to the adjustment provisions of Section 12 below. With regard to grants to any one individual in a calendar year, the number of Units that may be issued will not exceed 100,000.  If Units are forfeited, terminated or otherwise not paid in full, the Units subject to such Grant shall again be available for purposes of the Plan. Units may be (i) previously issued and outstanding Units, (ii) newly issued Units, or (iii) a combination of each.

4.     Duration of the Plan

The Plan will remain in effect until all Units subject to the Plan have been issued and transferred to Participants.

5.     Administration

(a)           The Plan will be administered by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate.  Subject to the express provisions of the Plan, the Committee will have authority, in its complete discretion, to determine the Employees to whom, and the time or times at which grants will be made.  In making such determinations, the Committee may take into account the nature of the services rendered by an Employee, the present and potential contributions of the Employee to the Partnership’s success and such other factors as the Committee in its discretion deems relevant. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Partnership, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.  No member of the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any grant hereunder.

(b)           Subject to the express provisions of the Plan, the Committee will also have authority, in its complete discretion, to (i) construe and interpret the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iii) to determine the terms and provisions of the restrictions relating to Grants (none of which need be identical), and (iv) to make all other determinations (including factual determinations) necessary or advisable for the orderly administration of the Plan.  The Grant Letter shall set forth the terms of each Grant.  Each Participant’s receipt of a Grant Letter shall constitute that Participant’s acknowledgement and acceptance of the terms of the Plan and the Grant and the Committee’s authority and discretion.

6.     Eligibility

Grants hereunder may be made to Employees who, in the sole judgment of the Committee, are individuals who are in a position to significantly participate in the development and implementation of the Company’s strategic plans for the Partnership and thereby contribute materially to the continued growth and development of the Partnership and to its future financial success.  Grants hereunder may also be made to independent members of the board of directors of the Company or Mainline Management LLC as determined by the Committee in its sole discretion.  For purposes of this section independent directors shall be those members of the applicable board of directors who are “independent,” as defined in the Corporate Governance Guidelines of the Partnership or of Buckeye GP Holdings, L.P., the Company’s parent company, as applicable..

7.     Phantom Units and Performance Units

7.1           Grant of Units. Subject to the provisions of Section 3, Phantom Units or Performance Units may be granted to Participants at any time and from time to time as may be determined by the Committee.  The Committee may, in its sole and absolute discretion, establish a program pursuant to which Phantom Units or Performance Units may be awarded, subject to terms and conditions established by the Committee, at the election of a Participant in lieu of cash compensation.  Phantom Units or Performance Units may be granted with or without Distribution Equivalent Rights as determined by the Committee.  Units issued or transferred pursuant to awards of Phantom Units or Performance Units may be issued or transferred for consideration or for no consideration, and will be subject to all requirements set forth in the Grant Letter.

7.2           Restrictions on Phantom Units.  Unless a different vesting schedule is established by the Committee in the Grant Letter, Phantom Units shall vest according to the following schedule based on the years of service of a Participant after the Date of Grant.

Restriction Period	Percentage of Phantom Units That Vest
Less than Three Years from Date of Grant	0%
Three Years or More from Date of Grant	100%

The Committee may also provide for vesting of Phantom Units based on the acceptance of employment or commencement of employment with the Partnership, the Company or Affiliates, as determined by the Committee in its sole discretion.

7.3           Restrictions on Performance Units.  Unless a different vesting schedule is set forth in the Grant Letter, Performance Units shall vest based on the achievement of Performance Goals over a three-year Performance Period.  At the end of a Performance Period, each Performance Unit shall be settled based upon the attainment of the pre-established Performance Goals as certified by the Committee in writing in accordance with Section 9 and the Units or amount payable in respect of each Performance Unit shall be determined by multiplying each Performance Unit granted by a payout performance multiplier of between 0%-200%, which shall be determined based upon actual performance compared to the pre-established Performance Goal.

7.4           Requirement of Employment.  After the restrictions on a Participant’s Phantom Units or Performance Units vest according to the schedule in Section 7.2 and 7.3, the Phantom Units or Performance Units shall be payable after the end of the Restriction Period or Performance Period, according to the terms set forth in the Grant Letter, but no later than the later of the end of the calendar year or the 15th day of the third month following the end of the Restriction Period or Performance Period, as applicable.  Except as otherwise provided by the Committee, if the Participant ceases to be an Employee before the end of the Restriction Period or Performance Period, the Participant’s Phantom Units or Performance Units will terminate as to all Units covered by the Grant as to which the restrictions have not vested, except as provided below.

7.5           Termination for Cause; Voluntary Termination.  In the event a Participant’s ceases to be employed by, or provide service to the Company, Partnership or Affiliate either (i) for termination for Cause or (ii) voluntarily on the part of the Participant, any and all Phantom Units or Performance Units not then vested shall be forfeited as of the date the Participant ceases to be employed by, or provide service to the Company, Partnership or Affiliate.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

7.6           Retirement or Termination without Cause, Death or Disability.  Unless otherwise provided by the Committee in the Grant Letter, if a Participant holding Phantom Units or Performance Units ceases to be an Employee by reason of (i) Retirement or termination without Cause, (ii) Disability, or (iii) death, the Phantom Units or Performance Units held by such Participant will vest pursuant to the following:

(i)            Retirement or Termination without Cause.  If a Participant terminates employment on account of Retirement, or the Participant’s employment is terminated by the Company, Partnership or Affiliate without Cause, such Participant’s Phantom Units will vest on a prorated basis, based on the portion of the Restriction Period during which the Participant was employed by the Company, Partnership or Affiliate and be paid as soon as practicable thereafter, and Performance Units will vest on a prorated portion based on the actual performance results for the Performance Period, prorated for the portion of the Performance Period during which the Participant was employed by the Company, Partnership or Affiliate, and be paid as soon as practicable thereafter.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(ii)           Disability.  If a Participant is determined to be Disabled, such Participant’s Phantom Units will immediately vest and be paid as soon as practicable thereafter and Performance Units will vest and be paid immediately based on a payout performance multiplier of 100%.

(iii)          Death.  In the event of the death of a Participant while employed by the Company, Partnership or Affiliate, such Participant’s Phantom Units will immediately vest and be paid as soon as practicable thereafter and Performance Units will vest and be paid immediately based on a payout performance multiplier of 100%.

7.7           Form of Payment for Units. Phantom Units and Performance Units will be settled by the delivery of Units, provided that, the Committee will have the discretion to provide in a Grant Letter that payment in settlement of Phantom Units or Performance Units for a Participant will be paid in cash based on the Fair Market Value of the Units otherwise deliverable, or partly in Units and partly in cash.

8.     Distribution Equivalent Rights

8.1           Amount of Distribution Equivalents Credited. If the Committee so specifies when granting Phantom Units or Performance Units, from the Date of Grant of Phantom Units or Performance Units to a Participant until the date on which the Phantom Units or Performance Units are paid, the

Company will maintain an Account for such Participant and will credit on each payment date for the payment of a distribution made by the Partnership on its Units an amount equal to the Distribution Equivalent Rights associated with such Phantom Units or Performance Units.

8.2           Payment of Credited Distribution Equivalent Rights.  Distribution Equivalent Rights will be paid upon such terms as the Committee determines, including, without limitation the Performance Goals prescribed in accordance with Section 9.

8.3           Timing of Payment of Distribution Equivalent Rights.  Except as otherwise determined by the Committee or set forth in the Grant Letter, Distribution Equivalent Rights shall be paid on Phantom Units or Performance Units as follows:

(a)           Phantom Units.  Distribution Equivalent Rights shall be paid on Phantom Units, whether vested or not vested, as soon as practicable following the payment of a distribution made by the Partnership on its Units in accordance with this Section.  A Participant will receive the aggregate amount of the Participant’s Distribution Equivalent Rights in cash, or in Units as determined by the Committee in its discretion.

(b)           Performance Units. Distribution Equivalent Rights shall be paid at the same time and under the same conditions as the underlying Performance Units are paid.  No payments of Distribution Equivalent Rights will be made (A) prior to the end of the Performance Period set forth in the Grant Letter or (B) to any Participant whose employment by the Company terminates prior to the end of the Performance Period for any reason other than Retirement, death, Disability or involuntary termination without Cause.  A Participant will receive the aggregate amount of the Participant’s Distribution Equivalent Rights in cash, or in Units as determined by the Committee in its discretion, as soon as practicable after the end of the applicable Performance Period.

9.     Requirements for Performance Goals and Performance Periods

9.1           Requirements for Performance Goals.  When Performance Units or tandem Distributions Equivalent Rights are granted, the Committee will establish in writing Performance Goals either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has elapsed.  The Performance Goals must specify (A) the Performance Goal(s) that must be met in order for restrictions on the Performance Units to vest or the Distribution Equivalent Rights to be paid, (B) the Performance Period during which performance will be measured, (C) the maximum amounts that may be paid if the Performance Goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan, including the time of payment and other requirements.

9.2           Criteria Used for Performance Goals.  The Committee will use objectively determinable business criteria for the Performance Goals based on one or more of the following criteria:  Unit price, earnings per Unit, net earnings, operating earnings, return on assets, total Unit holder return, return on equity, growth in assets, unit volume, cash flow, market share, distribution growth, distributable cash flow, relative performance to a Comparison Group, or strategic business criteria, including, but not limited to, meeting specified revenue goals, business expansion goals, cost targets or goals relating to acquisitions or divestitures.  The Performance Goals may relate to the Participant’s business unit or the performance of the Partnership as a whole, or any combination of the foregoing.  Performance Goals need not be uniform as among Participants.

9.3           Forfeitures.  If and to the extent that all requirements of the Performance Goals and Grant Letter are not met, grants of Performance Units and Distribution Equivalent Rights will be forfeited, except as otherwise provided by the Committee with respect to a Participant who is not a covered employee as defined and set forth under Code section 162(m).

10.  Non-transferability and Compliance with Rule 16b-3

Only the Participant may exercise rights under a Grant during the Participant’s lifetime.  A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order.  The Committee may impose such conditions on Grants as may be necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act.

11.  Consequences of a Change of Control

In the event a Change of Control occurs while the Participant is employed by, or providing services to the Company, Partnership or Affiliate, and (i) the Participant is terminated without Cause during the Change of Control Period or (ii) the Participant resigns for Good Reason, such Participant’s Phantom Units (and any unpaid Distribution Equivalent Rights) will immediately vest and be paid within the 30-day period following such termination of employment and Performance Units (and any associated Distribution Equivalent Rights) will vest and be paid based on a payout performance multiplier of 100% within the 30-day period following such termination of employment.

12.  Adjustment of Number and Price of Units, Etc.

If there is any change in the number or kind of Units outstanding (i) by reason of a Unit distribution, spinoff, recapitalization, Unit split, or combination or exchange of Units, (ii) by reason of a merger, reorganization, consolidation or reclassification, or (iii) by reason of any other extraordinary or unusual event affecting the outstanding Units as a class without the Company’s receipt of consideration, or if the value of outstanding Units is substantially reduced as result of a spinoff or the Company’s payment of any extraordinary distribution, the maximum number of Units available for issuance under the Plan, the maximum number of Units for which any individual may receive Grants in any year, the kind and number of Units covered by outstanding Grants, the kind and number of Units to be issued or issuable under the Plan, and the applicable market value of outstanding Grants shall be required to be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, than any fractional Units resulting from such adjustment shall be eliminated.  Any adjustments determined by the Committee shall be final, binding and conclusive.

13.  Limitation of Rights

Nothing contained in this Plan will be construed to give an Employee or independent director any right to a Grant hereunder except as may be authorized in the discretion of the Committee.  A Grant under this Plan will not constitute or be evidence of any agreement or understanding, expressed or implied, that the Company, Partnership or any Affiliate will employ a Participant for any specified period of time, in any specific position or at any particular rate of remuneration.

14.  Amendment or Termination of Plan

The Committee shall have complete and exclusive power and authority to terminate or amend the Plan and the Committee may amend outstanding awards issued under the Plan in any or all aspects whatsoever not inconsistent with the terms of the Plan; provided, however, that no such termination or amendment shall adversely affect the rights of a Participant with respect to awards at the time outstanding under the Plan unless the Participant consents to such amendment; and provided, further, that the Committee shall not, without the approval of the Unit holders, amend the Plan to (i) materially increase the maximum number of Units which may be issued under the Plan, except for permissible adjustments under Section 12, (ii) materially increase the benefits accruing to individuals who participate in the Plan, or (iii) materially modify the eligibility requirements for the grant of Units under the Plan.

15.  Tax Withholding and Code Section 409A

Upon the vesting of restrictions on Phantom Units or Performance Units, the Company will require the recipient to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements.  However, to the extent authorized by rules and regulations of the Committee, the Company may withhold Units and make cash payments in respect thereof in satisfaction of a recipient’s tax obligations in an amount that does not exceed the recipient’s minimum applicable withholding tax obligations.  Notwithstanding any provision to the contrary, all provisions of this Plan shall be construed and interpreted to comply with Code section 409A and applicable regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code section 409A or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Code section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code section 409A.  To the extent that deferred compensation subject to the requirements of Code section 409A becomes payable under this Plan to a “specified employee” (within the meaning of Code section 409A) on account of separation from service, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code section 409A, but not beyond the death of the Participant.

16.  Governmental Approval

Each grant of Units will be subject to the requirement that if at any time the listing, registration or qualification of the Units covered thereby upon any securities exchange, or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the awarding of such grant of Units, then no such grant may be paid in whole or in part unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.

17.  Effective Date of Plan

This Plan will become effective as of January 1, 2009, subject to approval by the Partnership’s Unit holders.  The Plan shall remain in effect until the earlier of (a) the termination of the Plan by action of the Board or the Committee, or (b) the 10th anniversary of the effective date.

18.  Successors

This Plan will be binding upon and inure to the benefit of the Partnership, the Company, and their successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

19.  Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

20.  Governing Law

The validity, construction, interpretation and effect of the Plan will be governed exclusively by and determined in accordance with the law of the State of Delaware.